Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-108941 of Washington Group International, Inc. on Form S-8 of our report dated January 31, 2005 relating to the audit of the consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH, Theissen (Germany) and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 appearing in this Annual Report on Form 10-K of Washington Group International, Inc. for the year ended December 31, 2004. In the report, we express the opinion that the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mitteldeutsche Braunkohlengesellschaft mbH, Theissen (Germany), and the consolidated results of its operations and cash flows in conformity with accounting principles generally accepted in Germany. The effect of applying accounting principles generally accepted in the United States of America on the results of operations for the years ended December 31, 2004 and 2003 and on shareholders’ equity as of December 31, 2004 and 2003, audited by us, is fairly presented in Note C to the consolidated financial statements.

/s/ DELOITTE & TOUCHE GMBH
Deloitte & Touche GmbH
Leipzig, Germany
March 14, 2005